Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus of Belo Corp. (the Company) for the registration of $1,000,000,000 aggregate principal amount of its debt securities and to the incorporation by reference therein of our reports dated March 3, 2006 with respect to the consolidated financial statements of the Company, Company management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/Ernst & Young LLP
Dallas, Texas
May 22, 2006